                                                                    EXHIBIT 11

                               VIVRA INCORPORATED
                        COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

                                                           Three Months Ended                Nine Months Ended
                                                               August 31,                       August 31,
                                                           1996            1995             1996              1995
                                                     -------------------------------  ----------------------------
PRIMARY:
   Average shares outstanding                             39,907            38,407          39,552          36,840
   Stock options granted to employees, based
     on the treasury-stock method using
     average market price                                    677   *           500  *          705  *          690   *
                                                      ----------        ----------      ----------      ----------
   Total                                                  40,584            38,907          40,257          37,530

Net earnings                                          $   13,073        $   10,613      $   36,826      $   29,318
                                                      ==========        ==========      ==========      ==========

Net Earnings per share                                $      .33        $      .28      $      .93      $      .80
                                                      ==========        ==========      ==========      ==========

FULLY DILUTED:
   Average shares outstanding                             39,907            38,407          39,552          36,840
   Stock options granted to employees, based
     on the treasury-stock method using
     quarter end market price, if higher than
     average market price                                    678   *           589  *          716  *          736   *
                                                      ----------        ----------      ----------      ----------
   Total                                                  40,585            38,996          40,268          37,576

Net earnings                                          $   13,073        $   10,613      $   36,826      $   29,318
                                                      ==========        ==========      ==========      ==========

Net Earnings per share                                $      .33        $      .28      $      .93      $      .80
                                                      ==========        ==========      ==========      ==========

-------------
* As the dilutive Common Stock equivalents are less than 3% of the weighted average  outstanding  shares, they have not been  included  in the  computation  of earnings  per share as shown in the  Condensed  Consolidated  Financial
Statements.